Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Danielson Holding Corporation Registration Statement on Form S-3 dated July 28, 2004 and to the incorporation by reference therein of our report dated February 20, 2004, with respect to the consolidated financial statements of American Commercial Lines LLC as of December 26, 2003 and December 27, 2002 and for the year ended December 26, 2003 and for the periods from May 29, 2002 to December 27, 2002 and December 29, 2001 to May 28, 2002, included in Danielson Holding Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Louisville, Kentucky
July 22, 2004